ANNUAL REVIEW AND APPROVAL OF FIDELITY BOND
(RULE 17G-1)

USAA MUTUAL FUND, INC.
USAA TAX EXEMPT FUND, INC.
USAA INVESTMENT TRUST
USAA STATE TAX-FREE TRUST

WHEREAS, Rule 17g-1 of the Investment Company Act of 1940 specifies the amount of fidelity bond coverage required for various levels of fund assets; and

WHEREAS, The Boards of Directors of the USAA Mutual Fund, Inc. and USAA Tax Exempt Fund, Inc. and the Boards of Trustees of USAA Investment Trust and USAA State Tax-Free Trust (the Funds) including a majority of the Directors/Trustees who are not interested persons as defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended, have reviewed the requirements of Rule 17g-1 under the Investment Company Act of 1940 and have duly considered, in accordance with their fiduciary duties all relevant factors including but not limited to, the value of the aggregate assets of the registered management investment companies to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of these securities in the Funds' portfolios; and

THEREFORE, BE IT RESOLVED, That the Boards of Directors/Trustees including a majority of the Directors/Trustees who are not interested persons as defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended, have reviewed the requirements of Rule 17g-1 under the Investment Company Act of 1940 in light of the position of the SEC, which would permit the practice of aggregation of the assets of multiple series within a single registered investment company to calculate the amount of fidelity bond coverage required, and hereby approve the continued use of such practice for the fidelity bond coverage applicable to the Funds; and

BE IT FURTHER RESOLVED, That the joint fidelity bond covering the Funds named in the joint agreement be continued in the amount of $9,500,000 covering the period May 15, 2006 through May 15, 2007, and that the premium therefore, although to be paid for the Funds by the Manager, shall be allocated among the Funds and other series which may be covered by this bond, on the basis of the net assets of each such Fund or series; and

RESOLVED FURTHER, That the joint agreement provides that in the event recovery is received under the joint insured bond as a result of loss sustained by a registered management investment company and one or more other named insureds, the registered management investment company shall receive an equitable and proportionate share of the recovery, but at least equal to the amount which it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1), of Rule 17g-1 under the Investment Company Act of 1940, as amended; and

BE IT FURTHER RESOLVED, That the President and/or any other officer of the Funds be empowered to do and perform any and all acts necessary and proper for the execution of this resolution.



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ANNUAL REVIEW AND APPROVAL OF FIDELITY BOND
(RULE 17G-1)

WHEREAS, Rule 17g-1 of the Investment Company Act of 1940 specifies the amount of fidelity bond coverage required for various levels of fund assets; and

WHEREAS, The Board of Trustees of the USAA Life Investment Trust (Trust) including a majority of the Trustees who are not interested persons as defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended, have reviewed the requirements of Rule 17g-1 under the Investment Company Act of 1940 and have duly considered, in accordance with their fiduciary duties all relevant factors including but not limited to, the value of the aggregate assets of the registered management investment companies to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of these securities in the Trust's portfolios; and

THEREFORE, BE IT RESOLVED, That the Board of Trustees including a majority of the Trustees who are not interested persons as defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended, have reviewed the requirements of Rule 17g-1 under the Investment Company Act of 1940 in light of the position of the SEC, which would permit the practice of aggregation of the assets of multiple series within a single registered investment company to calculate the amount of fidelity bond coverage required, and hereby approve the continued use of such practice for the fidelity bond coverage applicable to the Trust; and

BE IT FURTHER RESOLVED, That the joint fidelity bond covering the Trust named in the joint agreement be continued in the amount of $9,500,000 covering the annual renewal period beginning May 15, 2006, and that the premium therefore, although to be paid for the Trust by the Manager, shall be allocated among the Trust and other series which may be covered by this bond, on the basis of the net assets of each such Fund or series; and

RESOLVED FURTHER, That the joint agreement provides that in the event recovery is received under the joint insured bond as a result of loss sustained by a registered management investment company and one or more other named insureds, the registered management investment company shall receive an equitable and proportionate share of the recovery, but at least equal to the amount which it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1), of Rule 17g-1 under the Investment Company Act of 1940, as amended; and

BE IT FURTHER RESOLVED, That the President and/or any other officer of the Trust be empowered to do and perform any and all acts necessary and proper for the execution of this resolution.